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Exhibit 1.3


                           FIRST AMENDMENT TO PURCHASE AND
                        SALE AGREEMENT AND ESCROW INSTRUCTIONS

    This FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT AND ESCROW INSTRUCTIONS (this "AMENDMENT") is made as of January 15, 1997 by and between PETER PAULSEN, an individual ("SELLER") and PACIFIC GATEWAY PROPERTIES HOTELS, INC., a California corporation ("BUYER").

                                      RECITALS:

    A. Seller, as seller, and Pacific Gateway Properties, Inc., a New York corporation ("PGP"), as buyer, entered into that certain Purchase and Sale Agreement and Escrow Instructions dated December 18, 1996 (the "AGREEMENT").

    B. By way of Assignment dated January 15, 1997 (the "ASSIGNMENT"), PGP assigned its interest as buyer under the Agreement to Buyer.

    C. Seller and Buyer now desire to amend certain terms of the Agreement, as more particularly set forth in this Amendment. All initially capitalized terms used but not otherwise defined in this Amendment shall have the respective meanings assigned to such terms in the Agreement.

    NOW THEREFORE, in consideration of the foregoing and the mutual agreements herein set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer agree as follows:

                                      AGREEMENT:

    1. PURCHASE PRICE. The Purchase Price referred to in Section 2.1 of the Agreement is hereby deleted and the Purchase Price of Seventeen Million Five Hundred Thousand and 00/100 Dollars ($17,500,000.00) is substituted therefor.

    2. CLOSING DATE. The Closing Date refereed to in Section 6.2(a) of the Agreement is hereby extended to January 14, 1997. The date "January 17, 1997" is substituted for "January 10, 1997" wherever it appears in Section 6.2 or elsewhere in the Agreement.

    3. ASSIGNMENT OF AGREEMENT. Seller acknowledges that, pursuant to Sections 11.3 and 11.19 of the Agreement, the rights of PGP under the Agreement have been properly and validly assigned to Buyer under the Assignment.

    4. MISCELLANEOUS. Except as expressly modified in this Amendement, all terms and conditions of the Agreement are unmodified and in full force and effect. The individuals signing below represent and warrant that they have the requisite authority to bind those on whose behalf they are signing. This Amendment may be executed in one or more counterparts,



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each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

    IN WITNESS WHEREOF, Seller and Buyer have executed this Amendment as of the day and year first written above.

                                       "SELLER":


                                          Peter Paulsen
                                          ----- -------
                                       Peter Paulsen

                                       "BUYER":
                                       PACIFIC GATEWAY PROPERTIES
                                       HOTELS INC., A California Corporation


                                       By:       Raymond V. Marino
                                                 ------- -- ------
                                            Raymond V. Marino
                                       Its: President




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